Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Bon Natural Life Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Class A Ordinary Shares, $0.025 par value per share(1)	—	—	—	—	—	—	—	—	—	—
	Debt(1)	Debt Securities	—	—	—	—	—	—	—	—	—	—
	Other(1)	Warrants to purchase Class A Ordinary Shares	—		—	—	—	—	—	—	—	—
	Other(1)	Rights	—	—	—	—	—	—	—	—	—	—
	Other(1)	Units	—	—	—	—	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	—	(3)	$500,000,000	$0.00013810	69,050.00	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	$—	—	—	—	—

	Total Offering Amounts					$500,000,000	$0.00013810	$69,050.00
	Total Fees Previously Paid							$—
	Total Fee Offsets							—
	Net Fee Due							$69,050.00

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Bon Natural Life Limited.
(2)	Such indeterminate number or amount of common stock, preferred stock, debt securities, warrants to purchase any combination of the foregoing securities, and units composed of one or more of the foregoing securities, with an aggregate initial offering price not to exceed $500,000,000. Securities registered hereunder may be sold separately or together in any combination with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for securities that provide for conversion or exchange, upon exercise of securities or pursuant to the antidilution provisions of any other securities.
(3) (4)

The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure —1.D. of Form F-3 under the Securities Act.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).